Exhibit 99.1
                                                           Contact:  Maria Brous
                                                                  (863) 680-5339

           Publix Reports Second Quarter 2008 Results and Stock Price

LAKELAND, Fla., Aug. 1, 2008 - Publix's sales for the second quarter of 2008 were $5.9 billion, a 3.5 percent increase from last year's $5.7 billion. Comparable-store sales for the second quarter of 2008 increased 1.3 percent.
         Net earnings for the second quarter were $295.8 million this year, compared to $306.4 million in 2007, a decrease of 3.5 percent. Earnings per share were unchanged at $0.36 per share.
         Publix's sales for the first half of 2008 were $12.1 billion, a 4.8 percent increase from last year's $11.5 billion. Net earnings for the first half of 2008 were $638.9 million, compared to $624 million in 2007, an increase of
2.4 percent. Earnings per share increased to $0.77 for the first half of 2008, up from $0.74 per share in 2007.
         These amounts are based on unaudited reports that will be filed next week with the U.S. Securities and Exchange Commission (SEC). The company's quarterly report to the SEC, Form 10-Q, will be available Aug. 7, 2008, on its Web site at www.publix.com/stock.
         Based on the most recent appraisal, Publix's stock price increased from $19.45 per share to $19.70 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
         "I am proud of the way our Publix associates have continued to serve our customers in this difficult economic environment," Publix CEO Ed Crenshaw said.
          Publix is privately owned and operated by its 140,000 employees, with 2007 sales of $23 billion. Currently Publix has 940 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE's "100 Best Companies to Work For in America" for 11 consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###